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EXHIBIT 1

                        AGREEMENT REGARDING JOINT FILING

         The undersigned, John C. Lorentzen and Penny L. Fillmer, agree that this Seventh Amendment to Schedule 13D, dated as of April 16, 2002, with respect to Broadview Media, Inc. (f/k/a Northwest Teleproductions, Inc.) is being filed on behalf of each of them individually.



/s/ John C. Lorentzen
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John C. Lorentzen



/s/  Penney L. Fillmer
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Name:  Penney L. Fillmer